Exhibit 4.2

ENDURANCE SPECIALTY HOLDINGS LTD.
EMPLOYEE SHARE PURCHASE PLAN

1.    Purpose.    The Endurance Specialty Holdings Ltd. Employee Share Purchase Plan (the "Plan") is established for the benefit of employees of Endurance Specialty Holdings Ltd. (the "Company") and its Designated Subsidiaries (as defined below). The Plan is intended to provide the employees of the Company and its Designated Subsidiaries with an opportunity to purchase the Company's ordinary shares, par value U.S.$1.00 (the "Shares"). It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

2.    Definitions.

a.    "Administrator" shall mean any administrator to whom some or all of the duties and responsibilities of the Committee hereunder have been delegated in accordance with Section 12 hereof.

b.    "Board" shall mean the Board of Directors of the Company.

c.    "Change in Capitalization" shall mean any amalgamation, merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, stock split, reverse stock split, scheme of arrangement, share combination, or other similar change in the capital structure of the Company affecting the Shares.

d.    "Committee" shall mean the Compensation Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions of the Committee as set forth herein.

e.    "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employee's Employer, if such leave is for a continuous period of not more than six months or if re-employment upon the expiration of such leave is guaranteed by contract or statute.

f.    "Designated Subsidiaries" shall mean the Subsidiaries of the Company which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan, which may include corporations (as such term is defined by Internal Revenue Regulation 1.421-1) which become subsidiaries of the Company after the adoption of the Plan.

g.    "Eligible Compensation" shall mean the gross amount of an Employee's base salary and shall exclude all other payments, including, without limitation, performance bonuses, hiring bonuses, cash recognition awards, commissions, overtime pay, shift premiums, elective contributions by an Employee to qualified employee benefit plans, long-term disability or workers compensation payments, perquisite payments, expense reimbursement payments, housing allowances, tax gross-up payments and non-cash awards.

h.    "Employee" shall mean any person, including an officer, who as of an Offering Date has been regularly employed by the Company or a Designated Subsidiary of the Company for at least five months and whose customary employment is more than 20 hours per week.

i.    "Employer" shall mean, as to any particular Employee, the company or corporation which employs such Employee, whether it is the Company or a Designated Subsidiary of the Company.

j.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

k.    "Exercise Date" shall mean the Trading Day that occurs on or immediately preceding the last calendar day of the Purchase Period, except as the Committee may otherwise provide.

l.    "Fair Market Value" per Share as of a particular date shall mean (i) the closing sales price per Share as reported by any established stock exchange or market system if the Shares are traded on such an exchange or market system (and the largest such exchange or market system if the Shares are traded on more than one exchange or market system) on such date, or if not so reported on such date, on the immediately preceding date on which trading occurred, (ii) in the event the Shares are not so traded on an exchange or market system, then the mean between the bid and asked prices for the Shares as quoted on the Nasdaq Stock Market on such date, or if not so reported on such date, on the immediately preceding date on which trading occurred, or (iii) in the event the Shares are not so traded or quoted on such date, the fair market value as determined by the Committee or the Administrator.

m.    "Offering Date" shall mean the first Trading Day of each Purchase Period of the Plan. The Offering Date of a Purchase Period is the grant date for the options offered in such Purchase Period.

n.    "Participant" shall mean an Employee who participates in the Plan.

o.    "Purchase Period" shall mean each time period for offerings to occur established from time to time by the Committee pursuant to Section 4 hereof. The first Purchase Period under the Plan, however, shall commence on October 1, 2005 and shall end on December 31, 2005.

p.    "Subsidiary" shall mean any company or corporation (other than the Company) in an unbroken chain of companies or corporations beginning with the Company if, at the time of granting an option, each of the companies or corporations other than the last company or corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies or corporations in such chain.

q.    "Trading Day" shall mean a day (i) on which the largest exchange or market system upon which the Shares are traded is open for trading, (ii) in the event the Shares are not so traded on an exchange or market system, on which the Nasdaq Stock Market is open for trading or (iii) in the event the Shares are not traded on an exchange or market system or the Nasdaq Stock Market, excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

3.    Eligibility.

a.    Subject to the requirements of Section 3(b) hereof, any person who is an Employee as of an Offering Date shall be eligible to participate in the Plan and be granted an option for the Purchase Period commencing on such Offering Date.

b.    Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, (i) such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or Parent of the Company, or (ii) such Employee's right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary of the Company would accrue at a rate which exceeds twenty-five thousand dollars (U.S.$25,000) of Fair Market Value of such shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time. Any amounts received from an Employee which cannot be used to purchase Shares as a result of this limitation will be returned as soon as possible to the Employee without interest.

4.    Purchase Periods; Duration of Plan. The Plan shall be implemented by a series of consecutive Purchase Periods. The Plan shall continue until terminated in accordance with Section 19 hereof. Subject to Section 19 hereof, the Committee shall have the power to change the duration and/or the frequency of Purchase Periods with respect to future offerings. In no event, however, shall any option granted hereunder be exercisable more than 24 months from its date of grant.

5.    Grant of Option; Participation; Price.

a.    Subject to the prior written consent of the Bermuda Monetary Authority, on each Offering Date the Company shall commence an offering by granting each eligible Employee who has elected to become a Participant an option to purchase Shares, subject to the limitations set forth in Sections 3.b. and 11 hereof. Each option so granted shall be exercisable for the number of Shares described in Section 7 hereof and shall be exercisable only on the Exercise Date.

b.    Each eligible Employee may elect to become a Participant in the Plan with respect to a Purchase Period by filing a subscription agreement with his or her Employer authorizing payroll deductions in accordance with Section 6 hereof and filing it with the Company or the Employer in accordance with the form's instructions at least ten business days prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Committee for all Employees with respect to a given offering. Such authorization will remain in effect for subsequent Purchase Periods, until modified or terminated by the Participant by giving written notice to his or her Employer prior to the next occurring Exercise Date.

c.    Unless a higher price is designated by the Committee, the option price per Share subject to an offering shall be 85% of the Fair Market Value of a Share on the Exercise Date.

6.    Payroll Deductions and Cash Payments.

a.    Subject to the provisions hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any whole percentage from one percent to ten percent of such Participant's Eligible Compensation for each pay period (the permissible range within such percentages to be determined by the Committee from time to time). A Participant may increase or decrease such payroll deduction by filing a new authorization form with his or her Employer at least ten days prior to the applicable Offering Date, unless a later time for filing such authorization form is set by the Committee for all Employees with respect to a given offering. The Committee may, in its discretion, limit the number of payroll reduction percentage changes by Participants All payroll deductions made by a Participant shall be credited to such Participant's bookkeeping account under the Plan and shall be effective as of the next practicable payroll period following the date of filing of the new authorization form.

b.    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant's payroll deductions shall be decreased to 0% at any time during a Purchase Period. Payroll deductions shall automatically recommence at the rate provided in such Participant's subscription agreement (prior to the reduction) at the start of the first Purchase Period commencing in the following calendar year.

c.    A Participant may withdraw from the Plan as provided in Section 9, which will terminate his or her payroll deductions for the Purchase Period in which such withdrawal occurs.

7.    Exercise of Option.

a.    Unless a Participant withdraws from the Plan as provided in Section 9 hereof, or unless the Committee otherwise provides, such Participant's election to purchase Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares (including any fractional Share) subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions credited to the Participant's account under the Plan.

b.    Any cash balance remaining in a Participant's account after an Exercise Date will be carried forward to the Participant's account for the purchase of Shares on the next Exercise Date if the Participant does not elect to cease to participate in the Plan. A Participant who has elected to cease participation in the Plan will receive a cash payment equal to the cash balance of his or her account.

8.    Delivery of Shares; Rights as a Shareholder; One Year Restriction on Transfer.    Unless otherwise determined by the Board, as soon as administratively feasible after each Exercise Date, the Company shall arrange the delivery to such Participant of a share certificate representing the Shares purchased by the Participant upon such Exercise Date (or such other alternative method of delivery as the Committee may determine to be appropriate). Participants shall be treated as the owners of their Shares effective as of the Exercise Date. Unless otherwise determined by the Committee, Shares delivered to a Participant hereunder may not be assigned, transferred, pledged or otherwise disposed of in any way by the Participant during the one year period following such delivery to the Participant

(other than by will, the laws of descent and distribution) and the Shares shall bear a legend denoting such restrictions as may be determined by the Committee to be appropriate.

9.    Withdrawal; Termination of Employment.

a.    In conjunction with a Participant's withdrawal from participation in the Plan, a Participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the Plan that have not been used to purchase Shares by giving written notice to the Company at least 10 days prior to the next occurring Exercise Date. All such cash amount credited to such Participant's account shall be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Purchase Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Shares will be made for such Participant during such Purchase Period.

b.    Upon termination of a Participant's Continuous Status as an Employee during a Purchase Period for any reason, whether lawful or unlawful, including voluntary termination, retirement or death, the cash amounts credited to such Participant's account that have not been used to purchase Shares shall be returned to such Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Section 13 hereof, and such Participant's option for the Purchase Period in which the termination occurs will be automatically terminated. For the purposes of the plan, the Participant's employment shall be deemed to have terminated on the earlier of the date upon which his or her employment actually terminates and the date on which he or she shall have given or received notice of termination of his or her employment.

c.    Upon a Participant's withdrawal from a the Plan, such Participant will not be eligible to participate in succeeding Purchase Periods which commence on or before the one year anniversary of the date of the Participant's withdrawal from the Plan. A Participant's withdrawal from the Plan will not have any effect upon such Participant's eligibility to participate in any other plan which may hereafter be adopted by the Company.

10.    Interest.    No interest shall accrue on or be payable with respect to any cash amount credited to a Participant under the Plan.

11.    Shares.

a.    Subject to adjustment as provided in Section 17 hereof, the maximum number of Shares which shall be reserved for sale under the Plan shall be 200,000. Such Shares shall be authorized and unissued Shares. If the total number of Shares which would otherwise be purchased pursuant to options granted hereunder on an Exercise Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which options have been exercised or are then outstanding) or there is insufficient unissued share capital of the Company, the Committee shall make a pro rata allocation of the Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable and in compliance with the provisions of Section 423 of the Code. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option Shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

b.    Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

12.    Administration.    The Plan shall be administered by the Committee, and the Committee may select an Administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee and any Administrator shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. No member of the Committee or any Administrator shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee and any

Administrator shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee and any Administrator shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of a Participant by the Company. Any brokerage fees for the purchase of Shares by a Participant under the Plan shall be paid by the Company, but brokerage fees for the resale of Shares by a Participant shall be borne by the Participant.

13.    Designation of Beneficiary.

a.     A Participant may file with the Company, on forms supplied by the Company, a written designation of a beneficiary who is to receive any cash remaining in such Participant's account under the Plan in the event of the Participant's death.

b.    Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company, on forms supplied by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such cash to the spouse or to any one or more dependents or relatives of the Participant in accordance with the applicable laws of descent and distribution, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

14.    Transferability.   Neither cash amounts credited to a Participant's account nor any rights with regard to the exercise of an option to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution or as provided in Section 13 hereof). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9 hereof.

15.    Use of Funds.   All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

16.    Reports.    Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants as soon as practicable following each Purchase Period, which statements will set forth the amounts of payroll deductions, the per Share purchase price, the number of Shares purchased and the remaining cash balance, if any.

17.    Effect of Certain Changes.   In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share covered by each option under the Plan which has not yet been exercised.

18.    Term of Plan.   Subject to the Board's right to discontinue the Plan (and thereby end its Term) pursuant to Section 19 hereof, the Term of the Plan (and its last Purchase Period) shall end on the tenth anniversary of the commencement of the first Purchase Period. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants' accounts under the Plan shall be delivered to the respective Participant (or the Participant's legal representative) as soon as practicable.

19.    Amendment to and Discontinuance of Plan.

a.    The Board may at any time amend, suspend or discontinue the Plan. Except as provided in Section 17 hereof, no such suspension or discontinuance may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the shareholders of the Company if such shareholder approval of such amendment is required to comply with Section 423 of the Code or Rule 16b-3 under the Exchange Act or to comply with any other applicable law, regulation or stock exchange or national or international quotation system rule.

b.    In the event the Plan is terminated, the Board may elect to terminate all outstanding options either immediately or upon completion of the purchase of Shares on the next Exercise Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase Shares shall be returned to the Participants as soon as administratively feasible.

c.    In the event of the sale of all or substantially all of the assets of the Company, or the merger, amalgamation or consolidation of the Company with or into another entity, or the entry by the Company into a scheme of arrangement, or the dissolution or liquidation of the Company, an Exercise Date shall be deemed to occur on the Trading Day immediately preceding the date of such event, unless otherwise provided by the Board in its sole discretion, including the exercise of such discretion to provide for the assumption or substitution of each option under the Plan by the successor or surviving corporation, or a parent or subsidiary thereof.

20.    Notices.    All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.     Regulations and Other Approvals; Governing Law.

a.    This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of Bermuda without giving effect to the choice of law principles thereof.

b.    The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

22.     Withholding of Taxes.

(a)   If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the applicable Offering Date or within the one-year period commencing on the day after the applicable Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

(b)   If taxes are owed upon exercise in a Participant's jurisdiction, such Participant shall be responsible for any taxes, employer's or employee's social contributions or similar liabilities chargeable on any assessable income deriving from participation in the Plan and shall remit such amounts owed to the Company as soon as practicable so that the Company may then properly remit such amounts to the proper authorities.

23.    Rights as an Employee.    Nothing in the Plan shall be construed to give any person the right to remain in the employ of the Company or any Subsidiary or affiliate thereof or to affect the Company's or any Subsidiary's or affiliate's right to terminate the employment of any person at any time with or without cause. Participation in the Plan by Participants is a matter entirely separate from any pension right or term or condition of employment and participation in the Plan shall in no respect whatever affect in any way a Participant's pension rights or terms or conditions of employment and in particular (but without prejudice to the generality of the foregoing) any Participant who leaves the employment of the Company or of a Designated Subsidiary for any reason (whether such termination is lawful or unlawful) shall not be entitled to any compensation for any loss or diminution of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

24.    Effective Date.   The Plan shall be effective on September 1, 2005, subject to the approval of the Plan by the shareholders of the Company.